Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated August 4, 2006 accompanying the consolidated financial statements and schedule, and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of E-Z-EM, Inc. and Subsidiaries on Form 10-K for the fifty-three weeks ended June 3, 2006. We hereby consent to the incorporation by reference of said reports in the Registration Statement of E-Z-EM, Inc. and Subsidiaries on Form S-8 (File No. 333-122744).

/s/ Grant Thornton LLP

Melville, New York
August 4, 2006